As filed with the Securities and Exchange Commission on May 12, 2009

                                                                                              Registration No. 333-157377

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
to
FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WASHINGTON BANKING COMPANY
(Exact name of registrant as specified in its charter)

Washington
(State or other jurisdiction of incorporation or organization)

91-1725825
(I.R.S. Employer Identification Number)

     450 SW Bayshore Drive
Oak Harbor, Washington 98277
(360) 679-3121
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Richard Shields
Executive Vice President and Chief Financial Officer
Washington Banking Company
450 SW Bayshore Drive
Oak Harbor, Washington 98277
(360) 679-3121
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew H. Ognall, Esq.
Foster Pepper LLP
601 SW 2nd Avenue, Suite 1800
Portland, Oregon 97204
Telephone: (503) 221-2207
Facsimile: (503) 221-1510

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [__]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[__]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [__]

If this Form is a post-effective amendment to a registration statement filed pursuant to General

Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [__]

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]
Accelerated filer [ X ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)
Smaller reporting company [ ]

CALCULATION OF REGISTRATION FEE

		Proposed
		Maximum	Proposed Maximum
Title of each Class of Securities to	Amount to be	Offering Price	Aggregate Offering	Amount of
be Registered	Registered	per Unit	Price	Registration Fee
Fixed Rate Cumulative Perpetual	26,380 shares	$1,000 (1)	$26,380,000	$1,036.73
Preferred Stock, Series A
Warrant to purchase Common Stock	492,164 shares (2)	$8.04 (3)	$3,956,998.56	$155.51
and underlying shares of Common
Stock (2)
Total			$30,336,998.56	$1,192.24(4)

(1) Calculated in accordance with Rule 457(a).

(2) The shares of common stock being registered are purchasable upon exercise of the warrant being registered, which we issued to the United States Department of the Treasury (“Treasury”) pursuant to Treasury’s Troubled Asset Relief Program Capital Purchase Program. In addition to the number of shares of common stock stated in the table above, there is registered such number of additional shares of common stock, of a currently undeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain other anti-dilution provisions set forth in the warrant.

(3) Calculated in accordance with Rule 457(g), with $8.04 being the initial price per share of common stock at which the warrant may be exercised.

(4) Previously paid.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary dated May 11, 2009

PROSPECTUS

WASHINGTON BANKING COMPANY
26,380 Shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A
Warrant to Purchase 492,164 Shares of Common Stock
492,164 Shares of Common Stock

This prospectus relates to the potential resale from time to time by selling security holders of:

  some or all of the 26,380 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, liquidation preference amount of $1,000 per share (“Series A Preferred Stock”),

  a warrant, or portions thereof, which expires on January 16, 2019, to purchase 492,164 shares of our common stock at an exercise price of $8.04 per share, subject to adjustment as described in this prospectus (the “Warrant”), and the shares of our common stock which may be purchased upon exercise of the Warrant.

Pursuant to a Letter Agreement dated January 16, 2009 and the related Securities Purchase Agreement—Standard Terms, between us and the United States Department of the Treasury (the “Treasury”), we issued the Warrant and 26,380 shares of our Series A Preferred Stock to the Treasury in a private placement transaction exempt from the registration requirements of the Securities Act of 1933.

The selling security holders who may sell or otherwise dispose of the securities offered by this prospectus include the Treasury and any other holders of the securities covered by this prospectus to whom the Treasury has transferred its registration rights in accordance with the terms of the Securities Purchase Agreement between us and the Treasury. The selling security holders may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, at prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling security holders will be responsible for underwriting discounts or commissions or agent commissions, if any. The registration of these securities does not necessarily mean that any of the securities will be sold by the selling security holders. We will not receive any proceeds from the sale of securities by the selling security holders.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “WBCO.” On May 7, 2009, the closing sale price of our common stock on the NASDAQ Global Select Market was $7.81 per share. Neither the Series A Preferred Stock nor the Warrant are currently listed on any established securities exchange or quotation system and we do not intend to seek such a listing for the Series A Preferred Stock or the Warrant unless we are requested to do so by the Treasury.

The securities offered by this prospectus are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Investing in the securities offered by this prospectus involves risks. See “Risk Factors” beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________ ___, 2009.

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement on Form S-3, as amended, that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration, or continuous offering, process. Under this process, the selling security holders may from time to time sell or otherwise dispose of the securities covered by this prospectus in one or more offerings. Additionally, under the shelf process, we may provide a prospectus supplement that will contain specific information about the terms of a particular offering by one or more selling security holders. Any such prospectus supplement will be attached to this prospectus and may also add, update or change information contained in this prospectus.

     This prospectus does not contain all of the information set forth in the registration statement, portions of which we have omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or document filed as an exhibit to the registration statement for a complete description.

     You should read both this prospectus and any prospectus supplement together with additional information described below under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” Information incorporated by reference after the date of this prospectus may add, update or change information contained in this prospectus. Any information that is inconsistent with this prospectus will supersede the information in this prospectus or any prospectus supplement.

     You should rely only on the information contained or incorporated by reference in this prospectus and any supplement to this prospectus. We have not, and the selling security holders have not, authorized anyone to provide you with information different from that contained in this prospectus. The selling security holders are offering to sell, and seeking offers to buy, our securities only in jurisdictions where it is lawful to do so. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained or incorporated by reference in this prospectus is correct as of any time subsequent to the date of such information.

     All references in this prospectus to “we,” “us,” “our” or similar references mean Washington Banking Company and its subsidiaries and all references in this prospectus to “Washington Banking Company” mean Washington Banking Company excluding its subsidiaries, in each case unless otherwise expressly stated or the context otherwise requires. When we refer to “Whidbey Island Bank” in this prospectus, we mean our subsidiary, Whidbey Island Bank, a Washington-chartered commercial bank. We sometimes refer to Whidbey Island Bank as the “Bank.”

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus, including information incorporated by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. These statements may include statements that expressly or implicitly predict future results, performance or events. Statements other than statements of historical fact are forward-looking statements. The words “anticipates,” “expects,” “believes,” “estimates” and “intends” and words or phrases of similar meaning identify forward-looking statements. Forward-looking statements involve substantial risks and uncertainties, many of which are difficult to predict and are generally beyond our control. You should carefully consider those risks and uncertainties including those set forth in filings with the SEC, this prospectus and any prospectus supplement. Factors that might cause actual results to differ materially from those presented include, but are not limited to:

  Our ability to attract new deposits and loans.

  Competitive market pricing factors.

  Deterioration in economic conditions that could result in increased loan and lease losses, decreased investment values, adversely affected liquidity and decreased loan demand.

  Risks associated with concentrations in real estate related loans and geographic concentrations.

  Demand for financial services in our market areas.

  Market interest rate volatility.

  Changes in legal or regulatory requirements or the results of regulatory examinations that could restrict growth.

  The risks presented by a continued economic slowdown and stock market volatility, which could adversely affect our stock value and our ability to raise capital in the future.

  The ability to recruit and retain certain key management and staff.

  The ability to raise capital or incur debt on reasonable terms.

  Regulatory limits on the Bank’s ability to pay dividends to Washington Banking Company.

  Effectiveness of the Emergency Economic Stabilization Act of 2008 (the “EESA”) and other legislative and regulatory efforts to help stabilize the U.S. financial markets.

     There are many factors that could cause actual results to differ materially from those contemplated by these forward-looking statements. We do not intend to update any factors or to publicly announce revisions to any of our forward-looking statements. Readers should consider any forward-looking statements in light of this explanation, and we caution readers about relying on forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

     We “incorporate by reference” into this prospectus information we file with the SEC, which means that we can disclose important information to you by referring you to documents incorporated by reference. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in our securities. You should read this entire prospectus, including the “Risk Factors” section, and the documents incorporated by reference.

Washington Banking Company

     Washington Banking Company is a bank holding company incorporated under the laws of the State of Washington. We conduct our business primarily through our wholly owned subsidiary, Whidbey Island Bank, a Washington-chartered commercial bank that was originally formed in 1961. The Bank considers Island, San Juan, Skagit, Snohomish and Whatcom Counties, Washington as its primary market areas. The Bank conducts its business primarily from its main office in Oak Harbor, Washington and 19 branch offices. The Bank is a community-oriented bank which provides a full range of personal and business banking services.

     As of March 31, 2009, we had consolidated total assets of $918.7 million, net loans of $815.8 million, deposits of $763.0 million and shareholders’ equity of $107.7 million.

     Our common stock is traded on the NASDAQ Global Select Market under the ticker symbol “WBCO.” Washington Banking Company’s principal executive office is located at 450 SW Bayshore Drive, Oak Harbor, Washington 98277. Our telephone number is (360) 679-3121.

Securities Being Offered

     The securities being offered by this prospectus consist of:

  26,380 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, liquidation preference amount of $1,000 per share (“Series A Preferred Stock”),

  a warrant, or portions thereof, which expires on January 16, 2019, to purchase 492,164 shares of our common stock at an exercise price of $8.04 per share, subject to adjustments as described in this prospectus (the “Warrant”), and the shares of our common stock which may be purchased upon exercise of the Warrant.

     We issued the Warrant on January 16, 2009 to the United States Department of the Treasury (the “Treasury”) pursuant to the Treasury’s Troubled Asset Relief Program Capital Purchase Program. Concurrent with the issuance of the Warrant, we sold to the Treasury 26,380 shares of our Series A Preferred Stock for an aggregate purchase price of $26.38 million. The issuances of the Warrant and the Series A Preferred Stock were completed in a private placement transaction exempt from the registration requirements of the Securities Act of 1933. We were required under the terms of the related Securities Purchase Agreement between us and the Treasury to register for resale the Series A Preferred Stock, the Warrant and the shares of our common stock underlying the Warrant. The terms of the Warrant and the terms of our common stock and Series A Preferred Stock are described under “Description of Warrant” and “Description of Capital Stock.” The Securities Purchase Agreement between us and the Treasury was attached as Exhibit 10.1 to our Current Report on Form 8-K filed on January 20, 2009 and is incorporated into this prospectus by reference. See “Incorporation of Documents by Reference.”

Use of Proceeds

     All securities sold pursuant to this prospectus will be sold by the selling security holders and we will not receive the proceeds from such sales.

RISK FACTORS

     Before making an investment decision, you should carefully consider the risks described under “Risk Factors” below and those set forth in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, and in our updates to those Risk Factors in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

Shares eligible for future sale could have a dilutive effect.

     Shares of the Bank’s common stock eligible for future sale, including those that may be issued in connection with the Bank’s various stock option and equity compensation plans, in possible acquisitions, and any other offering of Company’s common stock for cash, could have a dilutive effect on the market for Company’s common stock and could adversely affect its market price. There are 13,679,757 shares of Company’s common stock authorized, of which 9,510,007 shares were outstanding as of December 31, 2008.

The failure of the Federal Home Loan Bank (“FHLB”) of Seattle or the national Federal Home Loan Bank System may have a material negative impact on our earnings and liquidity.

     Recently, the FHLB of Seattle announced that it did not meet minimum regulatory capital requirements for the year ended December 31, 2008, due to the deterioration in the market value of their mortgage-backed securities portfolio. As a result, the FHLB of Seattle cannot pay a dividend on their common stock and it cannot repurchase or redeem common stock. While the FHLB of Seattle has announced it does not anticipate that additional capital is immediately necessary, nor does it believe that its capital level is inadequate to support realized losses in the future, the FHLB of Seattle could require its members, including Whidbey Island, to contribute additional capital in order to return the FHLB of Seattle to compliance with capital guidelines.

     At March 31, 2009, we held $2.4 million of common stock in the FHLB of Seattle. Should the FHLB of Seattle fail, we anticipate that our investment in the FHLB’s common stock would be “other than temporarily” impaired and may have no value.

     At March 31, 2009, we held $274,860 of cash on deposit with the FHLB of Seattle. At that date, all other cash and cash equivalents were held on deposit at the Pacific Coast Banker’s Bank, or on hand in branch office vaults.

     At March 31, 2009, we maintained a line of credit with the FHLB of Seattle equal to 18% of total assets to the extent Whidbey Island Bank provides qualifying collateral and holds sufficient FHLB stock. At March  31, 2009, we were in compliance with collateral requirements and $145.3 million of the line of credit was available for additional borrowings. We are highly dependent on the FHLB of Seattle to provide the primary source of wholesale funding for immediate liquidity and borrowing needs. The failure of the FHLB of Seattle or the FHLB system in general, may materially impair our ability to meet our growth plans or to meet short and long term liquidity demands.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Our consolidated ratio of earnings to combined fixed charges for each of the periods indicated is as follows:

	Three Months Ended
	March 31,		Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
Ratio of Earnings to Fixed Charges and
Preferred Stock Dividend Requirements:
Excluding Interest on Deposits	2.91	5.58	5.84	6.95	7.82	9.11	8.20
Including Interest on Deposits	1.24	1.40	1.58	1.54	1.74	2.20	2.07

    For purposes of computing the ratios of earnings to fixed charges:

  earnings represent income from continuing operations before income taxes, plus fixed charges;

  fixed charges, excluding interest on deposits, include interest expense (other than on deposits), amortized capitalized expenses related to indebtedness; and

  fixed charges, including interest on deposits, include all interest expense and amortized capitalized expenses related to indebtedness.

    No shares of our Series A Preferred Stock, or any other class of preferred stock, were outstanding during the years ended December 31, 2008, 2007, 2006, 2005 and 2004, or during the three months ended March 31, 2008, and we did not pay preferred stock dividends during these periods.

USE OF PROCEEDS

     All securities sold pursuant to this prospectus will be sold by the selling security holders and we will not receive the proceeds from such sales.

REGULATORY CONSIDERATIONS

     As a bank holding company, Washington Banking Company is subject to regulation, supervision and examination by the Federal Reserve Board (“FRB”). For a discussion of elements of the regulatory framework applicable to bank holding companies and their subsidiaries, please refer to our most recent Annual Report on Form 10-K, and the other documents incorporated herein by reference as described under “Incorporation of Documents by Reference.” This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance fund and not for the protection of security holders, including holders of our common stock. As a result of this regulatory framework, our results of operations and financial condition are affected by actions of the FRB, the Federal Deposit Insurance Company (“FDIC”), which insures the deposits of our bank subsidiary, Whidbey Island Bank, within certain limits, and the Washington State Department of Financial Institutions, Division of Banks, which also regulates the Bank.

      Our ability to pay dividends on our common stock depends primarily on dividends we receive from the Bank. Under federal regulations, the dollar amount of dividends the Bank may pay depends upon its capital position and recent net income. Generally, if the Bank satisfies its regulatory capital requirements, it may make dividend payments up to the limits prescribed under state law and FDIC regulations. The FRB has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the FRB’s view that a bank holding company should pay cash dividends only to the extent that its net income for the past year is sufficient to cover both the cash dividends and a rate of earnings retention that is consistent with the holding company’s capital needs, asset quality and overall financial condition. The FRB also indicated that it would be inappropriate for a company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, a bank holding company may be prohibited from paying any dividends if the holding company’s bank subsidiary is not adequately capitalized.

         Under Washington law, Washington Banking Company is prohibited from paying a dividend if, after making such dividend payment, it would be unable to pay its debts as they become due in the usual course of business, or if its total liabilities, plus the amount that would be needed, in the event Washington Banking Company were to be dissolved at the time of the dividend payment, to satisfy preferential rights on dissolution of holders of preferred stock ranking senior in right of payment to the capital stock on which the applicable distribution is to be made exceed total assets.

     There are numerous other governmental requirements and regulations that affect our business activities. A change in applicable statutes, regulations or regulatory policy may have a material effect on our business and on our ability to pay dividends on our common stock. Depository institutions, like the Bank, are also affected by various federal laws, including those relating to consumer protection and similar matters.

     In addition to the foregoing regulatory restrictions, we are and may in the future become subject to contractual restrictions that would limit or prohibit us from paying dividends on our common stock, including those contained in the securities purchase agreement between us and the Treasury, as described under “Description of Capital Stock—Common Stock—Restrictions on Dividends and Repurchases Under Agreement with the Treasury.”

SELLING SECURITY HOLDERS

     The selling security holders may include the Treasury and any other person or persons holding any portion of the Series A Preferred Stock, the Warrant and any shares of our common stock issued upon exercise of the Warrant to whom the Treasury has transferred its registration rights under the terms of the securities purchase agreement between us and the Treasury. The Treasury is required to notify us in writing of any such transfer of its registration rights within ten days after the transfer, including the name and address of the transferee and the number and type of securities with respect to which the registration rights have been assigned. As of the date of this prospectus, the Treasury has not notified us of any such transfer. Accordingly, we believe that the Treasury currently holds record and beneficial ownership of the entire amount of the Series A Preferred Stock and the Warrant (none of which has been exercised) covered by this prospectus.

    The securities to be offered under this prospectus for the account of the selling security holders are:

  26,380 shares of our Series A Preferred Stock, liquidation preference amount of $1,000 per share;
  a ten-year warrant to purchase 492,164 shares of our common stock at an exercise price of $8.04 per share, subject to adjustment as described under “Description of Warrant;” and the 492,164 shares of our common stock issuable upon exercise of the warrant (subject to adjustment as described under “Description of Warrant”), which shares, if issued, would represent ownership of approximately 4.91% of the shares of our common stock outstanding as of February 13, 2009 (including the shares issuable upon exercise of the warrant in total shares outstanding).

     For purposes of this prospectus, we have assumed that, after completion of the offering, none of the securities covered by this prospectus will be held by the selling security holders.

     We do not know when or in what amounts the selling security holders may offer the securities for sale. The selling security holders might not sell any or all of the securities offered by this prospectus. Because the selling security holders may offer all or some of the securities pursuant to this offering, and because, to our knowledge, no sale of any of the securities is currently subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling security holders after completion of the offering.

     The only potential selling security holder whose identity we are currently aware of is the Treasury. Other than with respect to the Treasury’s acquisition of the Series A Preferred Stock and warrant from us, the Treasury has not had a material relationship with us.

     Information about the selling security holders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

PLAN OF DISTRIBUTION

     The selling security holders may sell all or a portion of the securities beneficially owned by them and offered by this prospectus from time to time directly or through one or more underwriters, broker-dealers or agents. If securities are sold through underwriters or broker-dealers, the selling security holders will be responsible for underwriting discounts or commissions or agent’s commissions. The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling security holders may use any one or more of the following methods when selling shares:

  on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

  in the over-the-counter market;

  in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

  through the writing of options, whether such options are listed on an options exchange or otherwise;

  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  an exchange distribution in accordance with the rules of the applicable exchange;

  privately negotiated transactions;

  settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

  broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

  a combination of any such methods of sale; and

  any other method permitted pursuant to applicable law.

     The selling security holders may also sell securities under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

     Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. If the selling security holders effect such transactions by selling securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling security holders or commissions from purchasers of the securities for whom they may act as agent or to whom they may sell as principal. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent will be in amounts to be negotiated, which are not expected to be in excess of those customary in the types of transactions involved.

     In connection with sales of securities, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging in positions they assume. The selling security holders may also sell securities short and if such short sale shall take place after the date that the registration statement of which this prospectus is a part is declared effective by the SEC, the selling security holders may deliver securities covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling security holders may also loan or pledge securities to broker-dealers that in turn may sell such shares. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     The selling security holders may pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus or any amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, amending, if necessary, the identification of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus. The selling security holders also may transfer and donate the securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

     The selling security holders and any broker-dealer participating in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. At the time a particular offering of securities is made, a prospectus supplement, if required, will be distributed which will set forth (i) the name of each such selling security holder and of the participating broker-dealer(s), (ii) the number of securities involved, (iii) the price at which such securities were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, and (v) any other facts material to the transaction.

     The aggregate proceeds to the selling security holders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.

     Under the securities laws of some states, the securities covered by this prospectus may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     There can be no assurance that any selling security holder will sell any or all of the securities registered pursuant to the registration statement of which this prospectus forms a part.

     If a selling security holder uses this prospectus for any sale of securities, it will be subject to the prospectus delivery requirements of the Securities Act of 1933. The selling security holders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including, without limitation, Regulation M under the Exchange Act, which may limit the timing of purchases and sales of any of the securities by the selling security holders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of securities to engage in market-making activities with respect to such securities. All of the foregoing may affect the marketability of the securities covered by this prospectus and the ability of any person or entity to engage in market-making activities with respect to such securities.

      Pursuant to the securities purchase agreement between us and the Treasury, we will pay substantially all expenses of the registration of the securities covered by this prospectus, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling security holder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling security holders against liabilities, including some liabilities under the Securities Act of 1933, in accordance with the securities purchase agreement between us and the Treasury, or the selling security holders will be entitled to contribution. We have agreed under the securities purchase agreement between us and the Treasury to cause such of our directors and senior executive officers to execute customary lock-up agreements in such form and for such time period up to 90 days as may be requested by a managing underwriter with respect to an underwritten offering of securities covered by this prospectus.

   DESCRIPTION OF WARRANT

     This section summarizes specific terms and provisions of the Warrant we issued to the Treasury on January 16, 2009 concurrent with our sale to the Treasury of 26,380 shares of Series A Preferred Stock pursuant to the Troubled Asset Relief Program Capital Purchase Program. The description of the Warrant contained in this section is qualified in its entirety by the actual terms of the Warrant, a copy of which was attached as Exhibit 4.2 to our Current Report on Form 8-K filed on January 20, 2009 and is incorporated by reference into this prospectus. See “Incorporation of Documents by Reference.”

    Exercise

    The Warrant is immediately exercisable, in whole or in part, and the initial exercise price is $8.04 per share.

    Anti-Dilution

    The exercise price of the Warrant automatically adjusts to the number of shares and the exercise price necessary to protect the Treasury’s position upon the following events:

  stock splits, stock dividends, subdivisions, reclassifications or combinations of our common stock;

  until January 16, 2012, issuance of our common stock for consideration (or having a conversion price per share) less than 90% of the then current market value, except for issuances in connection with benefit plans, business acquisitions and public offerings;

  a determination by our Board of Directors to make an adjustment to the anti-dilution provisions as are reasonably necessary, in the good faith opinion of the Board of Directors, to protect the purchase rights of the Warrant holders.

    Term

    The term of the Warrant is 10 years.

    Transferability and Registration Rights

    The Warrant is not subject to any contractual restrictions on transfer; provided that the Treasury may only transfer or exercise an aggregate of one-half of the warrants prior to the earlier of (i) the date on which we have received aggregate gross proceeds of not less than $26,380,000 from one or more offerings of common stock or perpetual preferred stock for cash and (ii) December 31, 2009.

    We have granted the Warrant holder piggyback registration rights for the warrants and the common stock underlying the Warrant and we have agreed to take such other steps as may be reasonably requested to facilitate the transfer of the warrants and the common stock underlying the Warrant. We have applied for NASDAQ listing of the common stock underlying the Warrant.

    Voting

    The Treasury, the initial holder of the Warrant, has agreed not to exercise voting power with respect to any shares of common stock issued upon exercise of the Warrant.

    Reduction

    In the event that we have received aggregate gross proceeds of not less than $26,380,000 from one or more offerings of common stock or perpetual preferred stock for cash on or prior to December 31, 2009, the number of shares of common stock underlying the Warrant then held by the Treasury shall be reduced by a number of shares equal to the product of (i) the number of shares originally underlying the Warrant (taking into account all adjustments) and (ii) 0.5.

    Substitution

    In the event we are no longer listed or traded on a national securities exchange or securities association, the Warrant will be exchangeable, at the option of the Treasury, for senior term debt or another economic instrument or security issued by us such that the Treasury is appropriately compensated for the value of the Warrant, as determined by the Treasury.

DESCRIPTION OF CAPITAL STOCK

    Our authorized capital stock consists of:

  13,679,757 shares of common stock with no par value per share; and

  26,380 shares of preferred stock with no par value per share.

     As of April 30, 2009, there were 9,535,462 shares of our common stock issued and outstanding and 26,380 shares of our preferred stock issued and outstanding. All such shares of our preferred stock authorized, issued and outstanding are designated as Series A Preferred Stock.

     In this section we describe certain features and rights of our capital stock. The summary does not purport to be exhaustive and is qualified in its entirety by reference to our articles of incorporation and bylaws and to applicable Washington law.

Common Stock

    General

     Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the common shareholders. There are no cumulative voting rights. Subject to preferences to which holders of any shares of preferred stock may be entitled, holders of common stock will be entitled to receive ratably any dividends that may be declared from time to time by the Board of Directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share in our assets remaining after the payment or provision for payment of our debts and other liabilities, and the satisfaction of the liquidation preferences of the holders of preferred stock. Holders of common stock have no preemptive rights, conversion rights or other subscription rights. There are no redemption or sinking fund provisions that apply to the common stock. All shares of common stock currently outstanding are fully paid and nonassessable. The transfer agent and registrar for our common stock is Computershare Trust Company.

    Restrictions on Dividends and Repurchases under the Agreement with the Treasury

     The securities purchase agreement between us and the Treasury provides that prior to the earlier of (i) January 16, 2012 and (ii) the date on which all of the shares of the Series A Preferred Stock have been redeemed by us or transferred by the Treasury to third parties, we may not, without the consent of the Treasury, increase the cash dividend on our common stock or, subject to limited exceptions, redeem, repurchase or otherwise acquire shares of our common stock.

Series A Preferred Stock

     Our articles of incorporation permit our Board of Directors to authorize the issuance of up to 26,380 shares of preferred stock, with no par value per share, without shareholder action. All of the authorized shares of preferred stock are designated as Series A Preferred Stock. We issued all 26,380 shares of Series A Preferred Stock to the Treasury on January 16, 2009.

     This section summarizes the specific terms and provisions of the Series A Preferred Stock. The description of the Series A Preferred Stock set forth below is qualified in its entirety by the actual terms of the Series A Preferred stock, as are stated in the articles of amendment for the Series A Preferred Stock, a copy of which was attached as Exhibit 3.1 to our Current Report on Form 8-K filed on January 20, 2009 and incorporated by reference into this prospectus. See “Incorporation of Documents by Reference.”

    Ranking

    The Series A Preferred Stock ranks senior to our common stock and will rank pari passu with preferred shares other than preferred shares which by their terms rank junior to any existing preferred shares.

    Dividends and Distributions

    Cumulative dividends on shares of the Series A Preferred Stock accrue on the liquidation preference of $1,000 per share at a rate of 5% per annum for the first five years following the date of issue, and at a rate of 9% per annum thereafter, if, as and when declared by the Board of Directors out of funds legally available therefor. The Series A Preferred Shares have no maturity date and rank senior to our common stock with respect to the payment of dividends and distributions.

     The Treasury’s consent will be required for any repurchase of our common stock or other capital stock or other equity securities or any trust preferred securities, other than repurchases of the senior preferred stock and share repurchases in connection with any employee benefit plan in the ordinary course of business consistent with past practice, until the earlier of the third anniversary of the Treasury’s investment or the date on which the senior preferred shares are redeemed in whole or the Treasury has transferred all of the senior preferred shares to unaffiliated third parties.

     For so long as the Treasury continues to own any senior preferred stock, we may not repurchase any shares of senior preferred stock from any other holder of such shares unless we offer to repurchase a ratable portion of the senior preferred shares then held by the Treasury on the same terms and conditions.

    Redemption

    Subject to the approval of the Board of Governors of the Federal Reserve System, the Series A Preferred Stock is redeemable at our option at 100% of their liquidation preference, provided, however, that the Series A Preferred Stock may be redeemed prior to the first dividend payment date falling after January 16, 2012 only if:

  we have raised aggregate gross proceeds in one or more offerings of Tier 1 qualifying perpetual preferred stock or common stock for cash (“Qualified Equity Offerings”) in excess of $6,595,000; and

  the aggregate redemption price does not exceed the aggregate net proceeds from such Qualified Equity Offerings.

    After January 16, 2012, we may redeem the Series A Preferred Stock, in whole or in part, at any time and from time to time, at our option. All redemptions must be at 100% of the issue price plus any accrued and unpaid dividends, and shall be subject to the approval of our primary federal bank regulator. The American Recovery and Reinvestment Act of 2009 changed the terms of the original transaction documents to permit us to request early redemption, with prior regulatory approval, regardless of whether we have completed a Qualified Equity Offering.

    Conversion

    Shares of Series A Preferred Stock are not convertible.

   Rights upon Liquidation

    The Series A Preferred Stock rank senior to our common stock with respect to amounts payable upon our liquidation, dissolution and winding up, and will rank pari passu with preferred shares other than preferred shares which by their terms rank junior to any existing preferred shares.

     Voting

    The Series A Preferred Shares are non-voting, other than class voting rights on:

  any authorization or issuance of shares ranking senior to the Series A Preferred Stock;

  any amendment to the rights of Series A Preferred Stock; or

  any merger, exchange or similar transaction which would adversely affect the rights of the Series A Preferred Stock.

    If dividends on the Series A Preferred Stock are not paid in full for six dividend periods, whether or not consecutive, the holder of the Series A Preferred Stock will have the right to elect two directors. The right to elect directors will end when full dividends have been paid for four consecutive dividend periods.

Anti-Takeover Effects

     The provisions of our articles of incorporation and bylaws and Washington law summarized in the following paragraphs may have anti-takeover effects and could delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider to be in such shareholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders, and may make removal of the incumbent management and directors more difficult.

    Authorized Shares

     Our articles of incorporation authorize the issuance of 13,679,757 shares of common stock, of which only 9,500,520 are issued and outstanding. The common shares that are authorized but unissued provide our Board of Directors with flexibility to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and the granting of equity incentive awards. However, these authorized but unissued shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of us.

    Consideration of Non-Monetary Factors

    Our articles of incorporation authorize the Board of Directors, when evaluating a merger, tender offer or exchange offer, sale of substantially all of our assets or similar provisions to consider the social and economic effects on the employees, customers, suppliers and other constituents of Washington Banking Company and its subsidiaries and on the communities in which Washington Banking Company and its subsidiaries operate or are located.

    Board of Directors

     Our Board of Directors is divided into three classes, each of which must be as nearly equal in number as possible. The members of each class are elected for a term of three years, with the terms of office of all members of one class expiring each year so that approximately one-third of the total number of directors is elected each year. The classification of directors, together with the provisions in our articles of incorporation described below that limit the ability of shareholders to remove directors have the effect of making it more difficult for shareholders to change the composition of the Board of Directors.

     Our articles of incorporation provide that we will have the number of directors as may be fixed from time to time by our Board of Directors, provided that the number fixed by the Board may not be less than five nor more than twelve. Washington Banking Company currently has nine directors. Our articles of incorporation further provide that any director or the entire Board of Directors may be removed from office only for cause and only upon the affirmative vote of the holders of at least 66.66% of the total votes eligible to be cast at a meeting called expressly for that purpose.

     The foregoing description of our Board of Directors does not apply with respect to directors that may be elected by the holders of the Series A Preferred Stock in the event we do not pay dividends on the Series A Preferred Stock for six or more dividend periods.

    Nomination Procedures

     In addition to our Board of Directors, shareholders can nominate candidates for election to our Board of Directors. To do so, a shareholder must follow the advance notice procedures described in our bylaws. In general, a shareholder must submit a written notice of the nomination to our Chairman or President not less than fourteen days nor more than fifty days prior to any meeting of shareholders called for the election of directors.

    Interested Shareholder Transactions

     Our articles of incorporation provide that an interested shareholder transaction, as defined in the articles of incorporation, must be approved by the affirmative vote of the holders of two-thirds of the shares entitled to be counted. Shares owned by or voted under the control of an interested shareholder are not entitled to be counted under this provision. In general, this heightened vote requirement does not apply if the Board of Directors approves the interested shareholder transaction.

    Business Combinations with Certain Persons

     Washington law imposes restrictions on certain transactions between a corporation and certain significant shareholders. Chapter 23B.19 of the Washington Business Corporation Act prohibits a “target corporation,” with certain exceptions, from engaging in certain “significant business transactions” with an “acquiring person” who acquires 10% or more of the voting securities of a target corporation for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation’s board of directors prior to the date of the acquisition or, at or subsequent to the date of the acquisition, the transaction is approved by a majority of the members of the target corporation’s board of directors and authorized at a shareholders’ meeting by the vote of at least two-thirds of the outstanding voting shares of the target corporation, excluding shares owned or controlled by the acquiring person. The prohibited transactions include, among others, a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person, termination of 5% or more of the employees of the target corporation as a result of the acquiring person’s acquisition of 10% or more of the shares, or allowing the acquiring person to receive any disproportionate benefit as a shareholder. After the five-year period during which significant business transactions are prohibited, certain significant business transactions may occur if certain “fair price” criteria or shareholder approval requirements are met. Target corporations include all publicly-traded corporations incorporated under Washington law, as well as publicly traded foreign corporations that meet certain requirements.

    Amendment of Articles of Incorporation and Bylaws

     Amendments to our articles of incorporation must be approved by our Board of Directors by a majority vote of the Board and by our shareholders by a majority of the voting group comprising all the votes entitled to be cast on the proposed amendment, and a majority of each other voting group entitled to vote separately on the proposed amendment; provided, however, that the affirmative vote of the holders of two-thirds of the shares entitled to vote is required to amend or repeal provisions of the articles of incorporation relating to interested shareholder transactions. Our bylaws may be amended or repealed by our Board of Directors or by our shareholders.

LEGAL MATTERS

     The validity of the securities offered by this prospectus has been passed upon for us by Foster Pepper LLP, Portland, Oregon.

EXPERTS

     The consolidated financial statements of Washington Banking Company and subsidiaries as of December 31, 2008 and 2007 and for the years in the three year period ended December 31, 2008, and the effectiveness of its internal control over financial reporting as of December 31, 2008, incorporated in this document by reference from Washington Banking Company’s Annual Report on Form 10-K for the year ended December 31, 2008, have been audited by Moss Adams LLP, independent registered public accounting firm, as stated in its report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF DOCUMENTS BY REFERENCE

    Other than any portions of any such documents that are not deemed “filed” under the Securities Exchange Act of 1934 (“Exchange Act”) in accordance with the Exchange Act and applicable SEC rules, we incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, as amended, after the date of this prospectus:

  Annual Report on Form 10-K for the year ended December 31, 2008, including information specifically incorporated by reference into our Form 10-K from our definitive Proxy Statement for our 2009 annual meeting of shareholders;

  Our definitive Proxy Statement in connection with our 2009 annual meeting of shareholders filed March 20, 2009;

  Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

  Current Reports on Form 8-K filed January 20 and January 23, 2009; and

  The description of our common stock contained in a Registration Statement on Form SB-2 filed on April 10, 1998 and thereafter amended in an Amendment No. 1 filed June 3, 1998.

    You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or calling us at the following address:

Shelly L. Angus
Investor Relations Contact
Washington Banking Company
450 SW Bayshore Drive
Oak Harbor, WA 98277
(360) 679-3121 ext. 4550

26,380 Shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A
Warrant to Purchase 492,164 Shares of Common Stock
492,164 Shares of Common Stock

Washington Banking Company

_______________________________
PROSPECTUS
___________________________

__________ ___, 2009

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities covered by the registration statement of which this prospectus is a part. Washington Banking Company (the “Registrant” or the “Company”) will bear all of these expenses.

Registration fee under the Securities Act	$1,192.24
Legal fees and expenses*	$10,000
Accounting fees and expenses*	$5,000
Printing and other miscellaneous fees and expenses*	$1,000
Total	$17,192.24

*Estimated solely for the purpose of this Item 14. Actual expenses may be more or less.

Item 15. Indemnification of Officers and Directors

     The Company is organized under the Washington Business Corporation Act (the “WBCA”) which, in general, empowers Washington corporations to indemnify a person made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another enterprise, against expenses, including attorney's fees, judgments, amounts paid in settlements, penalties and fines actually and reasonably incurred in connection therewith if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. Washington corporations may not indemnify a person in connection with such proceedings if the person was adjudged to have received an improper personal benefit.

     The WBCA also empowers Washington corporations to provide similar indemnity to such a person in connection with actions or suits by or in the right of the corporation if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the interests of the corporation or its shareholders, unless the person was adjudged liable to the corporation.

     If authorized by the articles of incorporation of a Washington corporation or by its shareholders, a Washington corporation may indemnify and advance expenses to the persons described above without regard to the limitations described above, provided that such indemnity will not cover acts or omissions of the person finally adjudged to be intentional misconduct or a knowing violation of law, conduct finally adjudged to involve a violation of WBCA Section 310 (related to certain unlawful distributions), and any transaction with respect to which it was finally adjudged that the person received a benefit to which such person was not legally entitled.

The Company’s Articles of Incorporation provide, among other things, for the indemnification of the Company’s directors and those of any subsidiary of the Company, and authorize the Board to pay reasonable expenses incurred by, or to satisfy a judgment or fine against, a current or former director in connection with any personal legal liability incurred by the individual by reason of the fact that that individual is or was a director and which was not the result of conduct finally adjudged to be “egregious” conduct. “Egregious” conduct is defined as intentional misconduct, a knowing violation of law, or participation in any transaction from which the person will personally receive a benefit in money, property or services to which that person is not legally entitled. In addition, the Company may, by action of the Board, provide for indemnification and advance expenses, to officers, employees and agents in the same manner and with the same effect as directors.

The WBCA further permits Washington corporations to limit the personal liability of directors to the corporation or its shareholders for monetary damages for conduct as a director. The corporation may not, however, eliminate or limit the liability of a director for any of the following: (i) acts or omissions that involve intentional misconduct by a director or a knowing violation of law by a director; (ii) conduct violating WBCA Section 310; or (iii) any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. The Articles of Incorporation also include a provision that limits the liability of the Company’s directors and those of any subsidiary from any personal liability to the Company, such subsidiary or their respective shareholders for conduct not found to have been egregious.

     The WBCA also permits a Washington corporation to purchase and maintain on behalf of an individual who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee, employee benefit plan or other enterprise, against liability asserted against or incurred by the individual in that capacity or arising from the individual’s status as a director, officer, employee or agent, whether or not the corporation would have power to indemnify the individual against the same liability under the Act. The Company has obtained a policy of directors' and officers' liability insurance.

Item 16. Exhibits

     The following exhibits are filed with or incorporated by reference into this registration statement:

3.1(a)	Amended and Restated Articles of Incorporation
(incorporated by reference to Exhibit 3.1 to the Registrant’s Form SB-2 (Registration No. 333-49925)
filed April 10, 1998)
3.1(b)	Articles of Amendment to Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.2 to the Registrant’s Form SB-2 (Registration No. 333-49925) filed April 10, 1998)
3.1(c)	Articles of Amendment to Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed January 20, 2009)
3.2	Bylaws (incorporated by reference to Exhibit 3.4 to the Registrant’s Form SB-2 (Registration No. 333-
49925) filed April 10, 1998)
4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Form
SB-2 (Registration No. 333-49925) filed April 10, 1998)
4.2	Form of Stock Certificate for Series A Preferred Stock (incorporated by reference to Exhibit 4.1 to the
Registrant’s Current Report on Form 8-K filed January 20, 2009)
4.3	Warrant to purchase up to 492,164 shares of common stock, issued January 16, 2009 (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed January 20, 2009)
5.1	Opinion of Foster Pepper LLP*
10.1	Letter Agreement, dated January 16, 2009, including Securities Purchase Agreement—Standard Terms, between the Registrant and the United States Department of the Treasury (incorporated by reference to
Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed January 20, 2009)
12.1	Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends**
23.1	Consent of Moss Adams LLP**
23.2	Consent of Foster Pepper LLP (included in Exhibit 5.1)*
24	Power of Attorney*

* Previously filed
**Filed herewith

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

            (i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

            (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

     (5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of an undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (i) Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

            (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

            (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

            (iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

     (6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (7) That:

            (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

            (ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Oak Harbor, Washington, on the 11th day of May, 2009.

WASHINGTON BANKING COMPANY
By: /s/ John L. Wagner Name: John L Wagner Title: President and Chief Executive Officer (Duly Authorized Representative)

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ John L. Wagner	/s/ **
John L. Wagner	Gragg E. Miller
President, Chief Executive Officer and Director	Director
(Principal Executive Officer)
Date: May 11, 2009	Date: May 11, 2009

/s/ Richard A. Shields	/s/ **
Richard A. Shields Jr.	Dennis A. Wintch
Executive Vice President and	Director
Chief Financial Officer	Date: May 11, 2009
(Principal Financial and Accounting Officer)
Date: May 11, 2009

/s/ **	/s/ **
Anthony B. Pickering	Gregg A. Davidson
Director and Chairman	Director
Date: May 11, 2009	Date: May 11, 2009

Edward J. Wallgren	Jay T. Lien
Director	Director
Date: May 11, 2009	Date: May 11, 2009

** By: /s/ Richard A. Shields
     Richard A. Shields, Attorney-in-Fact

EXHIBIT INDEX

3.1(a)	Amended and Restated Articles of Incorporation
(incorporated by reference to Exhibit 3.1 to the Registrant’s Form SB-2 (Registration No. 333-49925)
filed April 10, 1998)
3.1(b)	Articles of Amendment to Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.2 to the Registrant’s Form SB-2 (Registration No. 333-49925) filed April 10, 1998)
3.1(c)	Articles of Amendment to Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed January 20, 2009)
3.2	Bylaws (incorporated by reference to Exhibit 3.4 to the Registrant’s Form SB-2 (Registration No. 333-
49925) filed April 10, 1998)
4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Form
SB-2 (Registration No. 333-49925) filed April 10, 1998)
4.2	Form of Stock Certificate for Series A Preferred Stock (incorporated by reference to Exhibit 4.1 to the
Registrant’s Current Report on Form 8-K filed January 20, 2009)
4.3	Warrant to purchase up to 492,164 shares of common stock, issued January 16, 2009 (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed January 20, 2009)
5.1	Opinion of Foster Pepper LLP*
10.1	Letter Agreement, dated January 16, 2009, including Securities Purchase Agreement—Standard Terms, between the Registrant and the United States Department of the Treasury (incorporated by reference to
Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed January 20, 2009)
12.1	Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends**
23.1	Consent of Moss Adams LLP**
23.2	Consent of Foster Pepper LLP (included in Exhibit 5.1)*
24	Power of Attorney*

* Previously filed **Filed herewith